PRESS RELEASE

Clorox Reports Third-Quarter Fiscal Year 2019 Results, Updates Outlook

OAKLAND, Calif., May 1, 2019 – For its third quarter of fiscal year 2019, which ended March 31, 2019, The Clorox Company (NYSE:CLX) reported sales growth of 2% and a 5% increase in diluted net earnings per share from continuing operations.

“Overall, we executed well against our key strategic priorities in the third quarter, including robust innovation, industry-leading consumer engagement online and cost-justified pricing,” said Clorox Chair and CEO Benno Dorer. “Importantly, we were pleased to deliver a second straight quarter of gross margin expansion.

“We are also aggressively addressing heightened competitive activity in our Bags and Wraps and Wipes categories, which contributed to third-quarter results that were more mixed after a strong first half. Long term, we remain focused on investing in our strategy and in the health of our brands.”

All results in this press release are reported on a continuing operations basis, unless otherwise stated.

Fiscal Third-Quarter Results

Following is a summary of key third-quarter results. All comparisons are with the third quarter of fiscal year 2018, unless otherwise stated.

●	2% sales growth
●	$1.44 diluted EPS (5% increase)

Sales increased 2%, including 3 points of benefit from the April 2018 Nutranext acquisition and 3 points of negative impact from unfavorable foreign currency headwinds.

The company’s third-quarter gross margin increased by 60 basis points to 43.4% from 42.8% in the year-ago quarter. Gross margin expansion was driven primarily by the benefits of price increases and cost savings, partially offset by higher manufacturing and logistics costs. Results also reflected the impacts of unfavorable foreign currency exchange rates and higher commodity costs.

Clorox delivered earnings from continuing operations of $187 million, or $1.44 diluted EPS — a 5% increase in diluted earnings per share — compared to $181 million, or $1.37 diluted EPS, in the year-ago quarter.

Year-to-date net cash provided by continuing operations increased 5% to $603 million, compared with $576 million in the year-ago period, due primarily to current-year benefits from the Tax Act and improvements in working capital, partially offset by a higher contribution to employee retirement income plans.

Key Segment Results

Following is a summary of key third-quarter results from continuing operations by reportable segment. All comparisons are with the third quarter of fiscal year 2018, unless otherwise stated.

Cleaning
(Laundry, Home Care, Professional Products)

●	1% sales decrease
●	Flat pretax earnings

Segment sales were down slightly, reflecting decreases in Laundry and Professional Products, partially offset by growth in Home Care. Segment sales were impacted by a significantly milder cold and flu season compared to a year ago, which resulted in lower sales in the Wipes category and in Professional Products, as well as by heightened competitive activity, also affecting the Wipes category. Pretax earnings were flat as lower sales and higher manufacturing and logistics costs were offset by the benefit of cost savings and price increases.

Household
(Bags and Wraps, Charcoal, Cat Litter, Digestive Health)

●	1% sales decrease
●	6% pretax earnings increase

Lower segment sales were mainly the result of decreases in Bags and Wraps, due to widened price gaps and heightened competitive activity, partially offset by growth in Cat Litter behind price increases and the ongoing success of the Fresh Step Clean Paws® innovation platform and in Charcoal behind strong early-season retail support and price increases. The increase in pretax earnings was driven primarily by the benefit of price increases and cost savings, partially offset by higher manufacturing and logistics costs.

Lifestyle
(Dressings and Sauces, Water Filtration, Natural Personal Care, Dietary Supplements)

●	23% sales increase
●	7% pretax earnings decrease

Segment sales gains reflect the benefit of the Nutranext acquisition and strong growth in Natural Personal Care and Water Filtration. Natural Personal Care was a key contributor behind strength in the Lip Care and Face Care businesses, supported by innovation and brand investments. Water Filtration also contributed to sales growth behind a new Brita® bottle design innovation. The decrease in pretax earnings was due primarily to higher manufacturing and logistics costs, including the impact of tariffs. Also contributing to lower pretax earnings were ongoing investments to support the continued integration of Nutranext. These factors were partially offset by the benefit of higher sales.

International
(Sales outside of the U.S.)

●	5% sales decrease
●	4% pretax earnings increase

Segment sales decreased, as the benefit of price increases was more than offset by about 18 points of negative impact from unfavorable foreign currency exchange rates, mainly from devaluation of the Argentine peso. Segment sales included a double-digit increase in Asia. Pretax earnings grew for the fifth consecutive quarter behind continued strong execution of International’s Go Lean strategy. The benefits of pricing and cost savings more than offset the impact of unfavorable foreign currency exchange rates and higher manufacturing and logistics costs from inflation, resulting in a return to gross margin expansion in the third quarter. Importantly, this enabled the business to invest more behind select growth initiatives.

Clorox Updates Fiscal Year 2019 Outlook

●	2% to 3% sales growth
●	$6.25 to $6.35 diluted EPS range

Clorox now anticipates sales growth in the range of 2% to 3%, primarily from a milder cold and flu season versus the year-ago period and heightened competitive promotional activity in the Wipes category. In addition, the company’s updated sales outlook reflects lower sales in its Bags and Wraps business related to widened price gaps from prices increases and heightened competitive promotional activity.

Gross margin is projected to remain about flat in fiscal year 2019, as the benefits of price increases and strong cost savings are expected to be offset by negative impacts from cost pressures and foreign currency exchange rates.

Clorox continues to anticipate advertising and sales promotion spending to be about 10% of sales behind the company’s ongoing commitment to invest strongly behind its brands.

Selling and administrative expenses are expected to stay at about 14% of sales, continuing to reflect more normalized performance-based employee incentive compensation costs as well as costs related to the Nutranext acquisition.

The company’s effective tax rate is now projected to be in the range of 20% to 21%.

Net of all these factors, Clorox now expects fiscal year 2019 diluted EPS from continuing operations to be in the range of $6.25 to $6.35. Fiscal year diluted EPS also continues to include about 8 to 12 cents of dilution related to the Nutranext acquisition, in addition to 5 to 7 cents of negative impact from tariffs, which are affecting a couple of the company’s business units.

“Our strategic initiatives are by and large going according to plan. I’m particularly pleased with the progress we’re making to improve our gross margin, which is enabling us to increase investments in our brands,” said Chief Financial Officer Kevin Jacobsen. “I’m confident about the plans we have in place to address the short-term challenges we’re facing while maintaining our focus on driving long-term shareholder value.”

For More Detailed Financial Information

Visit the company’s Financial Information: Quarterly Results section of the company’s website at TheCloroxCompany.com for the following:

●	Supplemental unaudited volume and sales growth information
●	Supplemental unaudited gross margin driver information
●

Supplemental unaudited reconciliation of earnings from continuing operations before interest and taxes (EBIT) and earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA)

●	Supplemental unaudited balance sheet and cash flow information and free cash flow reconciliation

Note: Percentage and basis-point changes noted in this press release are calculated based on rounded numbers, except for per-share data and the effective tax rate. Supplemental materials are available in the Financial Information: Quarterly Results section of the company’s website at TheCloroxCompany.com.

The Clorox Company

The Clorox Company (NYSE: CLX) is a leading multinational manufacturer and marketer of consumer and professional products with approximately 8,700 employees worldwide and fiscal year 2018 sales of $6.1 billion. Clorox markets some of the most trusted and recognized consumer brand names, including its namesake bleach and cleaning products; Pine-Sol® cleaners; Liquid-Plumr® clog removers; Poett® home care products; Fresh Step® cat litter; Glad® bags, wraps and containers; Kingsford® charcoal; Hidden Valley® dressings and sauces; Brita® water-filtration products; Burt's Bees® natural personal care products; RenewLife® digestive health products; and Rainbow Light®, Natural Vitality® and NeoCell® dietary supplements. The company also markets brands for its industry-leading healthcare and commercial cleaning products under the CloroxPro™ and Clorox Healthcare® names. More than 80% of the company’s sales are generated from brands that hold the No. 1 or No. 2 market share positions in their categories.

Clorox is a signatory of the United Nations Global Compact, a community of global leaders committed to sustainability. The company has been broadly recognized for its corporate responsibility efforts, included on CR Magazine's 2018 100 Best Corporate Citizens list, Barron’s 2019 100 Most Sustainable Companies, the Human Rights Campaign’s 2019 Corporate Equality Index and the 2019 Bloomberg Gender Equality Index, among others. In support of its communities, The Clorox Company and its foundations contributed about $20 million in combined cash grants, product donations and cause marketing in fiscal year 2018. For more information, visit TheCloroxCompany.com, including the Good Growth blog, and follow the company on Twitter at @CloroxCo.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements involve risks and uncertainties. Except for historical information, statements about future volumes, sales, foreign currencies, costs, cost savings, margins, earnings, earnings per share, including as a result of the Nutranext acquisition, diluted earnings per share, foreign currency exchange rates, tax rates, cash flows, plans, objectives, expectations, growth or profitability are forward-looking statements based on management’s estimates, beliefs, assumptions and projections. Words such as “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “predicts,” and variations on such words, and similar expressions that reflect our current views with respect to future events and operational, economic and financial performance are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2018, as updated from time to time in the Company’s Securities and Exchange Commission filings. These factors include, but are not limited to: intense competition in the Company’s markets; the impact of the changing retail environment, including the growth of e-commerce retailers, hard discounters and other alternative retail channels; volatility and increases in commodity costs such as resin, sodium hypochlorite and agricultural commodities, and increases in energy, transportation or other costs; the ability of the Company to drive sales growth, increase prices and market share, grow its product categories and manage favorable product and geographic mix; dependence on key customers and risks related to customer consolidation and ordering patterns; risks related to the Company’s use of and reliance on information technology systems, including potential security breaches, cyber-attacks, privacy breaches or data breaches that result in the unauthorized disclosure of consumer, customer, employee or Company information, or service interruptions; the Company’s ability to maintain its business reputation and the reputation of its brands; risks relating to acquisitions, new ventures and divestitures, and associated costs, including the potential for asset impairment charges related to, among others, intangible assets and goodwill; and the ability to complete announced transactions and, if completed, integration costs and potential contingent liabilities related to those transactions, including those related to the Nutranext acquisition; lower revenue or increased costs resulting from government actions and regulations; the ability of the Company to successfully manage global political, legal, tax and regulatory risks, including changes in regulatory or administrative activity and as a result of the Nutranext acquisition; worldwide, regional and local economic and financial market conditions; risks related to international operations and international trade, including political instability; government-imposed price controls or other regulations; foreign currency fluctuations, including devaluation, and foreign currency exchange rate controls, including periodic changes in such controls; changes in U.S. immigration or trade policies, including tariffs, labor claims, labor unrest and inflationary pressures, particularly in Argentina; potential negative impact and liabilities from the use, storage and transportation of chlorine in certain international markets where chlorine is used in the production of bleach; and the possibility of nationalization, expropriation of assets or other government action; the ability of the Company to innovate and to develop and introduce commercially successful products; the impact of product liability claims, labor claims and other legal or tax proceedings, including in foreign jurisdictions; the ability of the Company to implement and generate cost savings and efficiencies; the success of the Company’s business strategies; risks related to additional increases in the estimated fair value of The Procter & Gamble Company’s (P&G’s) interest in the Glad® business such as the significant increases from June 30, 2017 to June 30, 2018, primarily due to the Tax Cuts and Jobs Act (Tax Act) and the extension of the venture agreement with, and the related R&D support provided by, P&G; the Company’s ability to attract and retain key personnel; supply disruptions and other risks inherent in reliance on a limited base of suppliers; environmental matters, including costs associated with the remediation and monitoring of past contamination, and possible increases in costs resulting from actions by relevant regulators, and the handling and/or transportation of hazardous substances; the impact of natural disasters, terrorism and other events beyond the Company’s control; the Company’s ability to maximize, assert and defend its intellectual property rights; any infringement or claimed infringement by the Company of third-party intellectual property rights; the ongoing effects of the Tax Act on the Company, including as a result of any additional Congressional, administrative or other actions, or other guidance related to the Tax Act; uncertainties relating to tax positions, tax disputes and changes in the Company’s tax rate; the effect of the Company’s indebtedness and credit rating on its business operations and financial results; the Company’s ability to pay and declare dividends or repurchase its stock in the future; the Company’s ability to maintain an effective system of internal controls; the impacts of potential stockholder activism; the accuracy of the Company’s estimates and assumptions on which its financial projections are based; and risks related to the Company’s discontinuation of operations in Venezuela.

The Company’s forward-looking statements in this press release are based on management’s current views, beliefs, assumptions and expectations regarding future events and speak only as of the dates when made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Media Relations

Naomi Greer 510-271-7892, naomi.greer@clorox.com
Aileen Zerrudo 510-271-3075, aileen.zerrudo@clorox.com

Investor Relations

Lisah Burhan 510-271-3269, lisah.burhan@clorox.com
Joel Ramirez 510-271-3012, joel.ramirez@clorox.com

For recent presentations made by company management and other investor materials, visit Investor Events on the company’s website.

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except share and per share data

	Three Months Ended		Nine Months Ended
	3/31/2019	3/31/2018	3/31/2019	3/31/2018
Net sales	$1,551	$1,517	$4,587	$4,433
Cost of products sold	878	868	2,593	2,502
Gross profit	673	649	1,994	1,931

Selling and administrative expenses	216	208	639	609
Advertising costs	161	150	445	424
Research and development costs	34	32	98	95
Interest expense	24	20	72	61
Other (income) expense, net	(2)	(3)	8	(6)
Earnings from continuing operations before income taxes	240	242	732	748
Income taxes on continuing operations	53	61	153	142
Earnings from continuing operations	187	181	579	606
Earnings (losses) from discontinued operations, net of tax	-	-	-	-
Net earnings	$187	$181	$579	$606

Net earnings (losses) per share
Basic
Continuing operations	$1.46	$1.39	$4.53	$4.69
Discontinued operations	-	-	-	-
Basic net earnings per share	$1.46	$1.39	$4.53	$4.69

Diluted
Continuing operations	$1.44	$1.37	$4.45	$4.60
Discontinued operations	-	-	-	-
Diluted net earnings per share	$1.44	$1.37	$4.45	$4.60

Weighted average shares outstanding (in thousands)
Basic	128,404	129,694	128,092	129,357
Diluted	130,266	131,900	130,218	131,703

Reportable Segment Information (Unaudited)
Dollars in millions

	Net sales			Earnings (losses) from continuing operations before income taxes
	Three Months Ended			Three Months Ended
	3/31/2019	3/31/2018	% Change(1)	3/31/2019	3/31/2018	% Change(1)
Cleaning	$508	$513	-1%	$135	$135	0%
Household	489	493	-1%	93	88	6%
Lifestyle	309	252	23%	51	55	-7%
International	245	259	-5%	24	23	4%
Corporate	-	-	0%	(63)	(59)	7%
Total	$1,551	$1,517	2%	$240	$242	-1%

	Net sales			Earnings (losses) from continuing operations before income taxes
	Nine Months Ended			Nine Months Ended
	3/31/2019	3/31/2018	% Change(1)	3/31/2019	3/31/2018	% Change(1)
Cleaning	$1,579	$1,544	2%	$450	$428	5%
Household	1,324	1,344	-1%	198	215	-8%
Lifestyle	953	766	24%	191	188	2%
International	731	779	-6%	77	69	12%
Corporate	-	-	0%	(184)	(152)	21%
Total	$4,587	$4,433	3%	$732	$748	-2%

(1)	Percentages based on rounded numbers.

Condensed Consolidated Balance Sheets
Dollars in millions

	3/31/2019	6/30/2018	3/31/2018
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$178	$131	$1,174
Receivables, net	587	600	595
Inventories, net	556	506	508
Prepaid expenses and other current assets	72	74	96
Total current assets	1,393	1,311	2,373

Property, plant and equipment, net	1,000	996	933
Goodwill	1,589	1,602	1,200
Trademarks, net	791	795	655
Other intangible assets, net	124	134	63
Other assets	265	222	220
Total assets	$5,162	$5,060	$5,444

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$321	$199	$1,066
Accounts payable and accrued liabilities	940	1,001	947
Total current liabilities	1,261	1,200	2,013
Long-term debt	2,286	2,284	1,789
Other liabilities	774	778	778
Deferred income taxes	60	72	27
Total liabilities	4,381	4,334	4,607

Stockholders’ equity
Preferred stock	-	-	-
Common stock	159	159	159
Additional paid-in capital	1,033	975	956
Retained earnings	3,004	2,797	2,704
Treasury shares	(2,851)	(2,658)	(2,457)
Accumulated other comprehensive net (loss) income	(564)	(547)	(525)
Stockholders’ equity	781	726	837
Total liabilities and stockholders’ equity	$5,162	$5,060	$5,444